FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT. We agree to provide the benefits and other rights of this contract. Payment is subject to the provisions, terms, and conditions of this contract. This contract contains benefits waiving Surrender Charges. NON-PARTICIPATING.

The accumulated value will increase or decrease each Valuation Day depending on the investment experience of the Separate Account Divisions that You select. There are no minimum guarantees for the performance of the Divisions.

This contract is a legal contract between You, as Owner, and Us, Principal Life Insurance Company, a stock company and member of the Principal Financial Group®. Your contract is issued based on the information You give Us and payment of the Initial Premium Payment as shown on the Data Page. This contract has been approved under the authority of the Interstate Insurance Product Regulation Commission (“IIPRC”) and issued under the IIPRC standards. If any provision in this contract is in conflict with the IIPRC standards, this contract is amended to conform to the IIPRC standards.

EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR CONTRACT TO EITHER YOUR MARKETER OR OUR OFFICE WITHIN 15 DAYS OF ITS RECEIPT. IF THIS IS A REPLACEMENT CONTRACT, YOU MAY RETURN IT WITHIN 30 DAYS OF ITS RECEIPT, OR ANY LONGER PERIOD AS MAY BE REQUIRED BY APPLICABLE LAW IN THE STATE WHERE THE CONTRACT IS DELIVERED OR ISSUED FOR DELIVERY. WE WILL REFUND THE ACCUMULATED VALUE PLUS ANY FEES OR CHARGES TAKEN AND YOUR CONTRACT WILL BE CONSIDERED VOID FROM ITS START. PLEASE READ YOUR CONTRACT CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS. FOR ANY QUESTIONS REGARDING THIS CONTRACT, PLEASE CONTACT YOUR MARKETER OR OUR OFFICE AT {1-800-852-4450} or {www.Principal.com}. YOU MAY ALSO CONTACT YOUR STATE DEPARTMENT OF INSURANCE AT: {123-456-7890}

The terms of this contract start on the Contract Date and will stay in force until the earliest of the payment of the death benefit, or payment of the cash surrender value, or election of an annuity benefit payment option, so long as You satisfy the requirements as outlined in Your contract.

/s/ Karen E. Shaff                        /s/ Daniel J. Houston
Executive Vice President,                    Chairman, President and
General Counsel and Secretary                Chief Executive Officer

Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0001

TABLE OF CONTENTS

SUBJECT    PAGE

Any additional benefits provided by rider or endorsement follow the last page of this contract.

DEFINITIONS IN THIS CONTRACT
All other capitalized terms used in this contract but not defined here are found on the Data Page.

ANNUITANT means the person, including any Joint Annuitant, whose life determines the annuity benefit under this contract. The Annuitant is named on the Data Page. This person may or may not be the Owner.

ANNUITIZATION DATE means the date when periodic annuity benefit payments begin and is shown on the Data Page.

CONTRACT ANNIVERSARY is the same day and month as the Contract Date in each Contract Year.

CONTRACT DATE is the effective date of the contract and is shown on the Data Page.

CONTRACT YEAR means the one year period beginning on the Contract Date and ending one day before the Contract Anniversary and each subsequent one year period beginning on a Contract Anniversary.

DATA PAGE(s) are the pages of this contract which contain information specific to You and the contract. Current or revised Data Pages may be sent to You from time to time which reflect the current status of Your contract.

DIVISION means the part of the Separate Account that invests in shares of a corresponding underlying Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

FREE SURRENDER AMOUNT is the amount that may be withdrawn from the contract without a Surrender Charge and is shown on the Data Page.

INVESTMENT OPTION is a Division to which premium payments may be allocated or amounts may be transferred.

JOINT ANNUITANT is the person named as the Joint Annuitant on the Data Page.

JOINT OWNER(s) means two Owners who have an undivided interest in this contract. In this contract any reference to the Owner’s death means the death of the first Owner to die.

MUTUAL FUND means a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NOTICE means any form of communication We receive in Our office providing the information We need, either in writing or another manner that We approve in advance.

OWNER means the person who owns all rights and privileges of this contract (includes a Joint Owner, if any). If the Owner is not a natural person, the Owner must be an entity with its own taxpayer identification number.

SEPARATE ACCOUNT means Principal Life Insurance Company Separate Account B, a registered unit investment trust under the Investment Company Act of 1940, as amended, with Divisions to which premium payments may be allocated under this contract.

UNIT is the accounting measure used to calculate the Division values.

VALUATION DAY is any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted.

VALUATION PERIOD means the period beginning at the close of normal trading in the NYSE, generally 4:00
p.m.    E.T. on each Valuation Day, and ending at the close of normal trading of the NYSE on the next Valuation Day.

WE, OUR, US means Principal Life Insurance Company.

YOU, YOUR means the Owner(s) of this contract.

PREMIUM PAYMENTS
Your Initial Premium Payment is due on the Contract Date. Before the Annuitization Date, You may send Us additional premium payments so long as the contract accumulated value is greater than zero. We will confirm Our receipt of premium payments.

The Minimum Additional Premium Payment We will accept at any one time and the Maximum Total Premium Payments You may make are shown on the Data Page.

PREMIUM PAYMENT ALLOCATIONS

You may allocate premiums to any of the Investment Options. We will allocate the Initial Premium Payment as of the Contract Date based upon the allocation instructions You gave Us. However, We reserve the right to allocate the Initial Premium Payment entirely to the government money market Division during the Examination Offer period. The sum of the percentages for all allocations must equal 100%.

You may change the allocation percentages by providing Us Notice.

YOUR CONTRACT VALUES
Any annuity benefit, cash surrender value or death benefit available under this contract will not be less than the minimum required by the NAIC Model Variable Annuity Regulation, model #250.

ACCUMULATED VALUE

The accumulated value is the sum of the value in all of the Investment Options under this contract.

DIVISION VALUE

The value for each Division under this contract is equal to the number of Units in that Division multiplied by that Division's Unit value. The number or Units in a Division at any time equals 1 minus 2, where:

1.	is the number of Units credited to the Division because of:

a.	premiums and credits allocated to it;

b.	amounts transferred to it; and

2.	is the number of Units redeemed from the Division because of:

a.	amounts deducted from it;

b.	amounts transferred from it;

c.	amounts surrendered from it; and

d.	amounts applied to an annuity benefit payment option.

UNITS AND UNIT VALUE

We will determine the Unit value for each Division at the end of each Valuation Day. The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Valuation Day by the particular Division's net investment factor for the current Valuation Period.

The number of Units purchased or redeemed is determined by dividing the dollar amount of the purchase or redemption by the Unit value for the Division at the end of the Valuation Day of the purchase or redemption.

NET INVESTMENT FACTOR

On any Valuation Day, the net investment factor for a Division is:

1.
the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Valuation Day before any contract transactions are made on that day plus the per-share amount of any dividend or other distribution made by such Mutual Fund during such Valuation Day; divided by

2.	the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Valuation Day after all contract transactions were made for that day; minus

3.	the Separate Account Administration Charge shown on the Data Page; minus

4.	the Mortality and Expense Risks Charge shown on the Data Page.

The charges in 3. and 4. above accrue daily and will be deducted from the Separate Account at Our discretion.

We reserve the right to change the Separate Account Administration Charge and/or the Mortality and Expense Risks Charge as shown on the Data Page.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.

SEPARATE ACCOUNT
SEPARATE ACCOUNT DIVISIONS

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation percentages and transfer any value in the eliminated or combined Divisions to other Divisions. You may exercise this right until the later of 60 days after the effective date of such change or the date You receive notice of this right.

You may exercise this right at no charge only if You have an interest in the affected Divisions.

SEPARATE ACCOUNT ASSETS

Assets are put into the Separate Account Divisions to support this contract and to support other variable annuity contracts We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains and losses of the Separate Account, whether or not realized, are credited to or charged against the Separate Account Divisions' assets, without regard to Our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities.

TRANSFERS
You may transfer amounts among the Investment Options by making unscheduled or scheduled transfers as provided in this section. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and Division Values will be determined as of that day. Requests received after the close of the NYSE will be processed and Division Values will be determined as of the next Valuation Day.

Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all owners. We may suspend or modify transfer privileges, at any time, to prevent transfers that could disadvantage other owners. These modifications could include, but are not limited to:

1.	requiring a minimum time period between each transfer;

2.	not accepting transfer requests from someone providing them for multiple contracts for which he or she is not the Owner;

3.	limiting the dollar amount that an Owner may transfer at any one time; or

4.	imposing a Transaction Fee as shown on the Data Page.

You will be notified immediately if We suspend or modify a transfer. We will only suspend or modify transfer privileges as allowed by the appropriate state and/or federal laws and regulations.

UNSCHEDULED TRANSFERS

You may make unscheduled transfers as follows:

1.
You must specify the dollar amount or percentage to transfer to and from each Investment Option. The amount must equal or exceed the lesser of the Investment Option value, or the Minimum Transfer Amount shown on the Data Page.

2.	Transfers are effective at the end of the Valuation Period during which We receive Your Notice.

SCHEDULED TRANSFERS

You may make scheduled transfers as follows:

1.
You must specify the dollar amount or percentage to transfer to and from each Investment Option. The amount must equal or exceed the lesser of the Investment Option value, or the Minimum Transfer Amount shown on the Data Page.

2.	The value of each Investment Option from which transfers are made must equal or exceed the Minimum Transfer Amount shown on the Data Page.

3.	You must specify how often the transfers will occur (monthly, quarterly, semi-annually or annually).

4.	Transfers will occur on the date You specify other than the 29th, 30th or 31st of any month.

5.	The transfers will continue until Your interest in the Investment Option is zero, or We receive Notice to stop the transfers.

6.	We reserve the right to limit the number of Investment Options from which scheduled transfers will be made at the same time. In no event will it ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING

Automatic portfolio rebalancing ("APR") allows You to maintain over time the specific Division allocation percentages You have elected.

APR transfers:

1.	are not available if You have elected scheduled transfers from the same Divisions;

2.	do not begin until We receive Your Notice;

3.	do not begin until the expiration of the Examination Offer period described on the contract cover; and

4.	may be made on a frequency you specify, annually or semi-annually on a Contract Year basis, or quarterly on a Contract Year or calendar year basis.

APR transfers are effective at the end of the Valuation Period during which We receive Your Notice.

SURRENDERS
You may surrender this contract at any time prior to the Annuitization Date provided that the Owner and Joint Owner, if any, are living and provided that You give Us Notice at Our office.

FULL SURRENDER

You may surrender this contract in full for the surrender value. The surrender value at any time is the accumulated value on the date We receive Your Notice, less any applicable Surrender Charge and other fees and charges.

PARTIAL SURRENDERS

You may make unscheduled and scheduled partial surrenders of this contract by providing Us Notice. Partial surrenders reduce the accumulated value of the contract and are deducted from the Investment Options in the same proportion as Your current premium payment allocations unless You direct otherwise.

Partial surrenders that exceed the remaining Free Surrender Amount for that Contract Year are subject to any applicable Surrender Charge. If the partial surrender amount is less than the remaining Free Surrender Amount for that Contract Year, no Surrender Charge will apply.

Any partial surrender that would reduce the accumulated value to less than the Minimum Accumulated Value After A Partial Surrender amount shown on the Data Page will be treated as a request for surrender of this contract.

We reserve the right to change the Minimum Accumulated Value After A Partial Surrender amount but it will never be greater than the amount shown on the Data Page.

The Minimum Unscheduled Partial Surrender amount is shown on the Data Page.
The Minimum Accumulated Value To Initiate A Scheduled Partial Surrender is shown on the Data Page. Scheduled partial surrenders will:

1.	occur in an amount and on a date as specified in the Notice, other than the 29th, 30th, or 31st of any month; and

2.	occur either monthly, quarterly, semi-annually or annually, as specified in the Notice.

Scheduled partial surrenders will end on the earliest of the following dates:

1.	We receive Notice to end the payments;

2.	You surrender the contract in full;

3.	all or a portion of the accumulated value is applied to an annuity benefit payment option;

4.	the death benefit is distributed;

5.	the Annuitization Date; and

6.	the accumulated value is zero.

FREE SURRENDER PRIVILEGE

The Free Surrender Amount is determined at the start of each Contract Year. The Free Surrender Amount is described on the Data Page. Surrender Charges will not apply when:

1.	You surrender an amount up to the Free Surrender Amount;

2.	all or a portion of the accumulated value is applied to an annuity benefit payment option; or

3.	the death benefit is distributed.

Any scheduled and unscheduled partial surrenders that exceed the Free Surrender Amount will be subject to the applicable Surrender Charge.

DEATH BENEFIT

GENERAL DEATH PROVISIONS

If the Owner or any Joint Owner dies prior to the Annuitization Date, We will pay the death benefit upon Our receipt of required documents and Notice including due proof of death. Proof of death includes a certified copy of a death certificate, a certified copy of a court order, a written statement by a medical doctor, or other proof satisfactory to Us.

The accumulated value will remain invested in the Investment Options until the Valuation Day on which We receive the required documents. If more than one beneficiary is named, each beneficiary's portion of the death benefit will remain invested in the Investment Options until the Valuation Day on which We receive the required documents for that beneficiary.

We will pay interest on the death benefit from the first day the accumulated value is no longer invested in the Investment Options until payment is made.

We will determine the rate of interest, which will not be less than the interest rate required by the applicable state's law.

If the Owner or any Joint Owner dies prior to the Annuitization Date, the death benefit may be distributed in a lump sum or within five years of the date of death or distributed over a time period not extending beyond the life expectancy of the beneficiary as provided for in Internal Revenue Code (“IRC”) section 72(s), as may be amended from time to time. If payments are made over the life expectancy of the beneficiary, they must begin not later than one year after the date of death of the Owner or Joint Owner.

If the Owner or Joint Owner dies on or after the Annuitization Date and before the entire interest in this contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as required under applicable federal tax laws, including, particularly, IRC section 72(s), as may be amended from time to time.

Notwithstanding any provision to the contrary in this contract, any payment of death benefits must comply with all applicable laws, including IRC section 72(s), as may be amended from time to time.

Death of Owner(s)

The following provisions apply upon an Owner’s death if a contract is not jointly owned:

1.	If the surviving spouse is the only primary beneficiary, the surviving spouse may elect to become the Owner and continue the contract or elect to receive the death benefit.

2.	If the primary beneficiary is not the surviving spouse, the primary beneficiary will receive the death benefit.

The following provisions apply upon the death of the first Joint Owner to die when a contract is jointly owned:

1.	The surviving Joint Owner will be treated as the primary beneficiary. Any other beneficiary designation on record will be treated as contingent beneficiary.

2.	If the surviving Joint Owner is the spouse of the deceased Joint Owner, the surviving spouse may elect to become the Owner and continue the contract or elect to receive the death benefit.

Death of Annuitant(s)

If an Annuitant who is not an Owner dies while this contract is in force, a new Annuitant may be named unless the Owner is a corporation, trust, or other entity.

If the Owner is a corporation, trust or other entity, the death benefit will be payable upon the death of the Annuitant, or, in the case of Joint Annuitants, upon the death of the first Joint Annuitant to die.

STANDARD DEATH BENEFIT

Unless otherwise provided by a rider to this contract, the death benefit is equal to the greatest of 1, 2 and 3, where:

1.	is the accumulated value on the date We receive the proof of death and all required documents; and

2.
is the total premium payments minus an adjustment for each partial surrender (and any applicable surrender charges and fees) and minus an adjustment for each partial annuitization made prior to the date We receive the proof of death and all required documents; and

3.
is the highest accumulated value on any Contract Anniversary that is wholly divisible by 7, plus any premium payments since that Contract Anniversary and minus an adjustment for each partial surrender (and any applicable surrender charges and fees) and minus an adjustment for each partial annuitization made after that Contract Anniversary.

The adjustment for each partial surrender (and any applicable surrender charges and fees) and for each partial annuitization will reduce the death benefit in the same proportion that the accumulated value was reduced on the date of the partial surrender or partial annuitization. The adjustment for partial surrenders is equal to (1 divided by 2) multiplied by 3, where:

1.	is the amount of the partial surrender (and any applicable surrender charges and fees) or the amount of the partial annuitization; and

2.	is the accumulated value immediately prior to the partial surrender or partial annuitization; and

3.	is the amounts determined in 2 or 3 above immediately prior to the partial surrender or partial annuitization.

ANNUITIZATION BENEFIT
ANNUITY BENEFIT PAYMENTS

An annuity benefit payment is a periodic income payable to You. If this contract is in force and the Annuitant is living, an annuity benefit payment becomes payable upon the earlier of the date You request payments begin or the Annuitization Date.

You may apply all or a portion of the accumulated value to an annuity benefit payment option at any time prior to the Annuitization Date by sending Us Notice at Our office. Contract values applied to an annuity benefit payment option will be based on the accumulated value as of the date We receive Notice, and such application will reduce Your accumulated value accordingly. We reserve the right to limit the number of partial annuitizations that may be requested in a Contract Year, but it will never be less than one per Contract Year.

If the entire accumulated value is applied to an annuity benefit payment option, this contract will end.

Annuity benefit payments will not be less than those provided by using the accumulated value to purchase any comparable single premium immediate annuity contract We offer at the time to the same class of annuitants.

ANNUITY BENEFIT PAYMENT OPTION ELECTION

Prior to the Annuitization Date, You may elect an annuity benefit payment option from the Description of Annuity Benefit Payment Options provision below. If You do not elect an annuity benefit payment option, We will make annuity benefit payments on the following basis:

1.	For contracts with one Annuitant, annuity benefit payments will be based on a life income with 10-year guaranteed period.

2.	For contracts with Joint Annuitants, annuity benefit payments will be based on a joint and 100% survivor life income with 10-year guaranteed period.

CONDITIONS

Election of any annuity benefit payment option is subject to the following conditions:

1.	No changes may be made to an annuity benefit payment option once You apply all or a portion of the accumulated value to an annuity benefit payment option.

2.
If the amount applied to an annuity benefit payment option results in an annuity benefit payment that is less than $25.00, We reserve the right to change the frequency of Your annuity benefit payments to an interval that will result in an annuity benefit payment of at least $25.00.

3.
If an annuity benefit payment option is chosen for the payment of the death benefit, the annuity benefit payment options available are limited to those that comply with all applicable laws, including, particularly, IRC section 72(s), as may be amended from time to time.

4.	We reserve the right to require evidence of the Annuitant's Age, gender if applicable, and continuing survival.

DESCRIPTION OF ANNUITY BENEFIT PAYMENT OPTIONS

OPTION A, CUSTOM: A custom benefit arrangement can be designed with Our written approval.

OPTION B, LIFE INCOME: We will make annuity benefit payments during the Annuitant’s lifetime. Annuity benefit payments cease when the Annuitant dies.

OPTION C, LIFE INCOME WITH GUARANTEED PERIOD: We will make annuity benefit payments for the longer of the Annuitant’s lifetime or a guaranteed period that You select. If the Annuitant dies after annuity benefit payments begin but before the end of the guaranteed period, the remaining annuity benefit payments will be paid under the annuity benefit payment option.

OPTION D, JOINT AND SURVIVOR LIFE INCOME: We will make annuity benefit payments during the lifetime of the Joint Annuitants. Annuity benefit payments cease when both Annuitants have died.

OPTION E, JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PERIOD: We will make annuity benefit payments for the longer of the lifetime of the Joint Annuitants or a guaranteed period that You select. If both Annuitants die after annuity benefit payments begin but before the end of the guaranteed period, the remaining annuity benefit payments will be paid under the annuity benefit payment option.

OPTIONS B, C, D AND E: The purchase rates for these annuity benefit payment options are based on the 2012 Individual Annuity Mortality Period Life Table with full generation mortality projection using Projection Scale G2 and 0.25% interest. Annuity benefit payments will be in an amount We determine but not less than those guaranteed under this section by applying the accumulated value to an annuity benefit payment option with purchase rates noted herein. Annuity benefit payment options are also based on the gender of the Annuitant or Joint Annuitant, if applicable, except for contracts issued in states that require unisex mortality or in connection with employment related annuities and benefit plans not based on the gender of the Annuitant. In these instances, the mortality rates used will be 100% female.

FEES AND CHARGES
The following contract fees and charges are shown on the Data Page.
ANNUAL FEE

On each Contract Anniversary and upon full surrender of this contract, the Annual Fee, if any, will be deducted from the Investment Option that has the greatest value.
MORTALITY AND EXPENSE RISKS CHARGE

On each Valuation Day prior to the Annuitization Date, We assess each Division with a charge for mortality and expense risks.

TRANSACTION FEE

We reserve the right to charge the Transaction Fee for each unscheduled partial surrender after the 12th unscheduled partial surrender in each Contract Year. The Transaction Fee will be deducted pro-rata from the Investment Options from which the amount is surrendered.

We also reserve the right to charge the Transaction Fee for each unscheduled transfer after the first unscheduled transfer in each Contract Year. The Transaction Fee will be deducted pro-rata from the Investment Options from which the amount is transferred.

SEPARATE ACCOUNT ADMINISTRATION CHARGE

On each Valuation Day prior to the Annuitization Date, We assess each Division with a Separate Account Administration Charge.

SURRENDER CHARGE

If any surrender amount requested is greater than the Free Surrender Amount, then the Surrender Charge is calculated as follows:
(Surrender amount requested – any remaining Free Surrender Amount) x Surrender Charge percentage. For a full surrender, any Surrender Charge will be deducted from the accumulated value.
For a partial surrender, the Surrender Charge will be deducted pro-rata from the Investment Options from which the amount is surrendered.
Surrender Charges will not apply when:

1.	You surrender an amount up to the Free Surrender Amount;

2.	You take a partial surrender up to the IRC required minimum distribution amount for this contract;

3.	all or a portion of the accumulated value is applied to an annuity benefit payment option; or

4.	the death benefit is distributed.

We reserve the right to reduce the Surrender Charge for any amounts surrendered from this contract that are attributable to a conversion from existing products issued by Us and Our subsidiaries, and as otherwise permitted by the Investment Company Act of 1940, as amended.

PREMIUM TAXES

We reserve the right to deduct amounts from the accumulated value to cover any premium taxes required by federal, state or local law, if such tax is incurred by Us.

GENERAL INFORMATION
TERMINATION

This contract will terminate when one of the following occurs:

1.	all of the accumulated value is applied under an annuity benefit payment option;

2.	the contract is surrendered in full; or

3.	the death benefit is paid to the beneficiary(ies).

If premium payments are not paid during two consecutive calendar years and the accumulated value or total premium payments (less partial surrender and applicable Surrender Charges) is less than $2,000, We reserve the right to terminate this contract and pay You the accumulated value, less any applicable charges, in one lump sum payment. This right will not be exercised in an unfairly discriminatory manner. We will notify You and give You 60 days to increase the accumulated value to $2,000 before We exercise this right.

DEFERMENT OF PAYMENTS AND TRANSFERS

We will generally pay amounts from the Divisions within seven days after We receive Your Notice. We reserve the right to defer payments and transfers for any period during which the NYSE is closed for trading (except for normal holiday closing), or when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical, or when otherwise required by law.

OWNERSHIP

The Owner and Joint Owner, if any, on the Contract Date are shown on the Data Page. As Owner(s), You may exercise every right and enjoy every privilege provided by Your contract, subject to the rights of any irrevocable beneficiary(ies). These rights and privileges continue while Your contract is in force. If Joint Owners are named, both must consent to any exercise of these rights.

BENEFICIARY

Upon receipt of the Notice, including due proof of death, the beneficiary(ies) named and recorded at Our office will receive the death benefit. You can change the beneficiary designation as provided below. If the only primary beneficiary is the Owner’s surviving spouse, the contract may be continued upon the death of the Owner with the spouse as the new Owner.

When the death benefit becomes payable, and a beneficiary has not survived the Owner, We will pay the death benefit to any surviving beneficiary(ies) according to the percentages You designated. If no beneficiary(ies) survives the Owner, the death benefit will be paid to the Owner's estate unless otherwise specified.

CHANGE OF OWNER, ANNUITANT OR BENEFICIARY

While this contract is in force and subject to any applicable laws or regulations, You may change the Owner, Annuitant or Beneficiary of this contract by sending Us Notice. Once the Notice is received by Us and unless otherwise specified by You, the change will be effective as of the date You signed the request, subject to any payments made or actions taken by Us prior to receipt of the Notice. We may require that You send Us this contract so We can record the change.

ASSIGNMENT

This contract may be assigned, subject to any applicable laws or regulations. The assignment must be in writing and received by Us in Our office. We assume no responsibility for any assignment’s validity. An assignment as collateral does not change the Owner. The rights of any beneficiary(ies), except any irrevocable beneficiary(ies), become subordinate to those of the assignee. Unless otherwise specified by You, any assignment will be effective on the date You signed the request, subject to any actions taken by Us prior to receipt of the request.

THE ENTIRE CONTRACT

The entire contract includes this document, any riders and endorsements, and the Data Page.

ALTERATIONS

This contract may be altered by mutual agreement, but any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

The validity of this contract will not be contested.

MISSTATEMENT OF AGE OR GENDER

If the Annuitant’s Age or gender, if applicable, is not correct when given to Us at the time benefits become payable, We will adjust the periodic income payable under the supplementary contract. Any adjustment will be based on the amount of periodic income that would have been purchased at the correct Age and gender, if applicable. Any overpayments or underpayments by Us on account of Age or gender will be assessed at an interest rate not to exceed 6%.

TAXES

This contract is an annuity contract and subject to the tax qualification provisions of the IRC. IRC section 72(s), as may be amended from time to time, sets forth certain distribution requirements. Any death benefits or annuity payments made under this contract must comply with then applicable federal tax laws.

ANNUAL REPORT

We will send You an annual report, at no charge, which shows the contract activity and values since the last report, including the following information:

1.	the beginning and end dates of the current reporting period;

2.	the accumulated value at the beginning and end of the current reporting period;

3.	any amounts credited or debited to the accumulated value;

4.	the cash surrender value at the end of the current reporting period; and

5.	the amount of the death benefit at the end of the current reporting period.

Additional status reports will be provided to You upon request. Any charge associated with providing additional reports will not exceed $25.00.

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT. We agree to provide the benefits and other rights of this contract. Payment is subject to the provisions, terms, and conditions of this contract. This contract contains benefits waiving Surrender Charges. NON-PARTICIPATING.